EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 11, 2007, accompanying the financial statements of Infinite Conferencing LLC as of December 31, 2005 and 2006 and for the years then ended, in this Current Report on Form 8-K/A of Onstream Media Corporation filed July 11, 2007.

Predecessor Forms 8-K and 8-K/A to this Form 8-K/A were incorporated by reference in the prospectus constituting a part of the Registration Statement on Form S-3 filed by Onstream Media Corporation and declared effective by the SEC on June 15, 2007 and we hereby consent to such incorporation by reference of our report referenced above within such prospectus.

/s/ Murphy, Miller & Baglieri, LLP

Glen Rock, New Jersey
July 11, 2007